EXHIBIT 4.3
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON STOCK
As of January 31, 2023, Yext, Inc. had one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, our common stock, par value $0.001 per share. The following summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and investors’ rights agreement, copies of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. References in this exhibit to “the company,” “we,” “us” and “our” refer to Yext, Inc. and not to any of its subsidiaries.
Authorized Capital Stock
Our authorized capital stock consists of 550,000,000 shares, with a par value of $0.001 per share, of which:
•    500,000,000 shares are designated as common stock; and
•    50,000,000 shares are designated as preferred stock.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders and there are no cumulative voting rights.
Dividends
Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor.
Liquidation
In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.
Rights and Preferences
Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
No shares of our preferred stock are currently outstanding. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series, to fix the number of shares of any such series and the designation thereof and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, redemption privileges and liquidation preference, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.
Anti‑Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Undesignated Preferred Stock
As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Calling of Special Meetings of Stockholders
Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by the chairperson of our board of directors, our Chief Executive Officer, our President (in the absence of our Chief Executive Officer) or our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
Board Classification
Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class serve for a three‑year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.
Limits on Ability of Stockholders to Act by Written Consent
Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.
Amendment of Certificate of Incorporation or Bylaws
The amendment of the above provisions of our amended and restated certificate of incorporation and amended and restated bylaws requires approval by holders of at least two‑thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Directors Removed Only for Cause
Our amended and restated certificate of incorporation provides that directors may be removed by stockholders only for cause.
Delaware Anti‑takeover Statute
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•    prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•    upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by employee stock plans in some instances; or
•    at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two‑thirds of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•    any merger or consolidation involving the corporation and the interested stockholder;
•    any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•    subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•    subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•    the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent’s address is 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

The New York Stock Exchange Listing
Our common stock is listed on the New York Stock Exchange under the symbol “YEXT.”